Sitestar Corporation

To the Shareholders of Sitestar:

2016 was a year of transition. We improved the operations, structure, and leadership of the company and now have a much stronger foundation upon which to build.

Sitestar’s book value per share started and ended the year at 4.8 cents for 2016. If we go out a few more decimal points we see that book value declined 0.6% for the year. This is a disappointing result, but not altogether surprising given the expenses associated with addressing past problems. We sacrificed short term results in 2016 in order to have more long term stability.

Book value per share growth is our preferred metric to judge our success or failure. It can be an imprecise measurement at times. However, given the current make-up of our company, it is the best way to compare year over year results. Shareholders should expect our earnings to be lumpy quarter over quarter and year over year. We will, at times, make an allocation that negatively affects our short term earnings or cash flow, but promises long term gains. We judge ourselves over a three to five year period and ask that shareholders do the same.

In 2016 we held the first shareholder meeting the company has ever held. We welcomed a great group of committed shareholders to Charlotte, North Carolina and answered questions for several hours. We will do the same this year. Please mark May 22 on your calendar for Sitestar’s second annual shareholder meeting. We again will be holding the meeting in Charlotte and will address all questions asked. The directors and I look forward to seeing old friends and meeting new shareholders. Please keep an eye out for our proxy statement next month for additional information on the meeting.

We launched two new subsidiaries in 2016: HVAC operations and an asset management subsidiary. We expect both to be significant contributors to our performance going forward. We also strengthened our internet operations and made progress monetizing our real estate holdings.

We began 2016 with net assets of $3.8 million. We were facing high corporate and reporting expenses, some of which are ongoing, and some of which would be specific to 2016. Those corporate expenses ended up totaling $804,712 in 2016. Even if we were able to cut ongoing corporate expenses in half, we would start each year in a 10% hole given the asset base at the time. Not only would our risk be higher, but we also would lose the opportunity to pursue other profitable lines of business.

We were faced with two choices. We could reduce our corporate expenses by deregistering from our SEC reporting obligations and significantly cutting back disclosures, or we could attempt to grow our assets significantly. We decided to recapitalize the company and attempt to grow. On August 10, 2016, November 7, 2016, and February 1, 2017, we raised a total of $10,105,694 and issued 205,326,153 shares at book value. Though our offerings were not fully subscribed, we feel much better about our prospects to continue as a fully reporting company. We finished 2016 with net assets of $9,160,029 and added another $4,625,000 from the February 1, 2017 capital raise. We are now in the process of retiring the rest of our treasury shares and our issued and outstanding shares will soon match.

We are still very small to be a full SEC reporting company, but at least now we are able to look at our growth prospects and see a pathway forward. The capital raised is being contributed to our investment in Alluvial Fund (described later in this letter) and our HVAC operations. We expect to see considerable long term returns from those investments.

Corporate and Board of Directors

The biggest change during 2016 came at the corporate and board levels. We welcomed Chris Payne and Keith Smith to the board. We formed an Audit Committee, a Governance, Compensation, and Nomination Committee, and we appointed Rodney Lake as the board secretary.

We also built much needed infrastructure at the corporate level. We welcomed Alea Kleinhammer in September as our new controller. She has been a tremendous addition and has effectively taken on a wide range of responsibilities. Because Alea’s current responsibilities are more administrative in nature, I have retained the CFO title on a permanent basis.

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In November we named Rodney Lake as our chief operating officer and corporate secretary. Rodney had been working with us for several months through his consulting firm, The Benval Group. The work done by Rodney and the Benval team has been crucial to our improvement. In his executive role, Rodney will continue to operate on a non-exclusive basis. We hope to work with Benval on additional opportunities in the future.

Internet Operations – Sitestar.net

The evolution of our internet operations is interesting to observe. Revenue has shrunk through the years. Continued customer churn is to be expected. We have spent the year trying to better understand this dynamic and better prepare how to address it.

History over the past decade has shown that this is a declining business. Because of that, it is essential that our expenses be as low as possible and that we convert as many fixed costs to variable. Tabitha Keatts, our president of internet operations, took an axe to expenses in the first half of 2016. After the low hanging fruit was cut off, she has continued her cost cutting efforts with a scalpel. This has meant renegotiating contracts with our service providers and eliminating unnecessary items and costs. Total expenses for the segment declined from $223,669 in the first quarter of 2016 to $145,846 in the fourth quarter. Revenue only declined by $9,080 during that time period. Clearly we ended the year in a much stronger position in this segment than how we entered the year.

Our revenue for the full year 2016 totaled $1,415,289 compared to $1,602,523 for 2015. This was a revenue decline of about 12%. There are bright spots on the revenue side. From the first quarter to the fourth quarter in 2016 the operating revenue decline was only 2.5%. That is a major accomplishment. The percentage decline number will be larger when viewed year over year, but it is clear that we are doing a better job retaining customers than in the past.

We also sold a block of IP addresses during 2016 for approximately $90,000. This sale shows up as other income. If you remove the goodwill write-down from 2015, our comprehensive net income in the segment actually increased by $39,528 in 2016 despite significantly less revenue.

Can this continue in 2017? That is the key question. I will be following the quarter over quarter revenue figures as indicators. A few things make me optimistic. After the new year, we identified two smaller blocks of IP addresses and sold them. Those sales results will show up in the first quarter of 2017. Additionally, we are beginning to strategically sell domains that we own. We actually own 637 domains. We have put 110 of them up for sale. The big one is First.com which, unfortunately, we have not yet sold at the time of this writing. However, we have sold a few others and expect to generate revenue in 2017 from ongoing sales.

On the operational side, we have also raised prices for our services so they are more in line with our competitors. Those price increases will positively affect our revenue and help to offset the decline in the number of customers we serve. We continue to provide value to our customers at a reasonable price point.

Our internet operations have essentially paid for our corporate overhead in the past. Going forward we hope to apply the cash generated in this segment to other profit-making ventures.

HVAC Operations – HVAC Value Fund

Our HVAC companies are all located in Arizona and are subject to extreme seasonality. When the weather is mild, our aim is to break even or lose as little money as possible. When the heat comes, all hands are on deck. Our results in HVAC will not be linear and investors surely will not be able to calendarize any given quarter. Year over year comparisons will also be tough because of one time large scale installations that may skew the results, but that may not be repeatable. We make no attempt to smooth out results and are solely focused on generating as much free cash flow as possible with the least amount of risk over a long term period.

HVAC operations lost $78,843 in 2016. We won’t be reporting adjusted figures as most acquisitive companies do, but investors should be aware that we incurred approximately $80,000 in expenses related to acquisition, start-up and depreciation costs.

I do not believe the results from 2016 for this segment are representative of the performance of HVAC. The start-up costs negatively affected results, we missed high season with two of our larger acquisitions, and the fall temperatures in Arizona were unseasonably mild. We are primed for high season in 2017 and expect a solid year of results.

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My confidence comes from seeing our results in July and August last year, which did not include our fifth acquisition of the year. The revenue difference from summer to winter is extreme. It is important that we retain the capacity to respond to that demand. We employ the best HVAC technicians in Arizona, and we appreciate the quality work they do for our customers.

We are required to provide pro-forma figures for the private companies HVAC acquired. The key figures there are the revenue numbers. The pro-forma revenue number for the five acquisitions made in 2016 is $3,781,167. We believe we can beat those numbers in 2017 no matter the weather situation. If we do, the bottom line results will follow.

As a note, we closed on an additional acquisition on January 19, 2017 for total consideration of $560,000.

Nathan Reid and Alejandro Garrido have done an excellent job integrating the acquisitions into an effective team. I look forward to reviewing a full year of results.

Real Estate Operations

We made tremendous progress monetizing our real estate portfolio in 2016. In addition to the properties sold, we now receive a steady cash stream from our rental properties. We owe a debt of gratitude to our property manager from JMAX Property Management for the effective management of our rental portfolio.

Unfortunately, the value of the portfolio held for resale has decreased. In addition to our corporate expenses, the biggest driver of Sitestar’s loss in 2016 was a valuation adjustment of $152,411 of our real estate held for resale. Each year we have to determine the fair market value of the properties we own in this category. If the value is below our cost basis, accounting rules require us to write down the value. This creates an expense and reduces the carrying value of these assets.

The good news is that we sold 23 residential properties in 2016 at a slight profit to our carrying value. We also generated rental revenue of $111,987, which provided us with net income of $44,429 after accounting for management expenses and depreciation. We ended the year with eight rental properties and plan on continuing to own this portion of the portfolio.

We were only able to prepare and sell so many properties in one year because of our primary Realtor, Joan Turner, and our construction crew at Southern Trace Builders led by Randy Martin. If you are in the Roanoke, Virginia area, I highly recommend both.

We will continue to attempt to sell the properties and lots that are held for resale to generate cash that we can redistribute to other more profitable areas.

Asset Management – Willow Oak Asset Management

The creation of our Willow Oak Asset Management subsidiary in October 2016 gives us a platform to take advantage of and develop interesting investment opportunities. The Willow Oak name was suggested by our chairman, Jeff Moore, and fits the goal of the subsidiary well. Willow Oak trees are known for being resilient. They also are prolific producers of acorns, which are a food source for numerous animals.

We value strength, endurance, and permanency. We understand that to generate the highest returns for our shareholders over the long term, we must form a structure that benefits the investors in the funds we are partnered with, the portfolio managers of those funds, and Sitestar’s interests.

Our goal is to provide acorns to our partners. For investors in the funds we seed or launch, that means selecting great managers who can provide their investors with strong returns over the long term. For portfolio managers, that means helping them succeed by being a resource to them, helping to solve problems, and findings was to reduce their risk. If the fund investors and portfolio managers prosper, Sitestar and its shareholders will do well.

Since the launch of our Willow Oak subsidiary we have made a seed investment in an outside equity investment partnership and became a foundational partner in a shorter term real estate partnership. As I’ll mention in a few paragraphs, we have also formed a plan to launch an internal investment partnership.

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Alluvial Fund, LP

The impetus for launching Willow Oak was to make a seed investment in Alluvial Fund, LP, a private investment partnership that was launched by David Waters on January 1, 2017. Jeff Moore and I have known Dave for several years and followed him through his investment blog for even longer. Not only is he an intelligent investor with the right temperament to be successful over a long term period, he also fits into what we are trying to create at Sitestar. I am certain that our partnership with Dave will benefit him, his family, and his investors, as well as Sitestar shareholders. We expect direct benefits from our partnership with Alluvial, but we also are certain that each party will benefit in ways currently unforeseen. We are lucky to have him involved with Sitestar.

As part of our agreement with Alluvial, Sitestar paid for the start-up costs of the fund. We are contributing $10 million to the fund over four quarters as a direct investment. We provided the first $2.5 million at launch on January 1, 2017 and will provide $2.5 million on the first day of the next three quarters. Sitestar will make money from the returns on our direct investment and through a fee share.

Any investment should be judged over a long term period, especially so in this case. It is harmful for investors to fixate on monthly, quarterly, or even annual returns. It is even more harmful for a passive investor, as we are in this case, to put pressure on a portfolio manager. We believe Dave is a talented investor and we are confident he will do well over the long term. Because our investment in Alluvial is large relative to Sitestar’s total assets, this investment will have an outsized effect on our results over the next few years. We are willing to bear any short term volatility that may occur because we are confident the rewards will be worth it. We will have patience whether the short term results are positive or negative, and I urge Sitestar shareholders to do the same.

Huckleberry Real Estate Fund II

This investment occurred after the year end 2016, but it is worth noting here. Huckleberry Capital Management is a Registered Investment Advisory firm formed by a group of Motley Fool alums. Alex Pape, Sean Sun, Tom Jacobs, and the rest of their team are top notch people.

Huckleberry manages private accounts and has also put together several off-market opportunities. I first met Alex and Sean five years ago, long before Huckleberry was started. I have enjoyed following their activities ever since. Alex approached me last year to describe Huckleberry’s first real estate fund. Unfortunately, the timing didn’t work out for us to participate. I was happily surprised to get a call from him in January of 2017 with another attractive opportunity.

Sitestar proceeded to provide $750,000 to Huckleberry Real Estate Fund II. The purpose of the fund is to invest in the Oak Street properties real estate development in Lakewood, New Jersey. The investment is expected to last 12-16 months.

We are excited to partner with Huckleberry on this investment and also hope to participate in future opportunities with them.

Internal Sitestar Fund

Over the past year we have internally discussed the idea of launching a private partnership within Sitestar. We are happy to announce that this will become a reality and that Keith Smith will be the portfolio manager.

Keith has built an incredible personal track record investing in equities throughout the world. As Norman Rothery from the Toronto Globe and Mail has said, “His remarkable record is the result of years spent roaming the market’s back alleys for cheap value stocks.” That sums up his approach well and describes why we think the fund will be a success.

We look forward to setting up a structure where Keith can continue his success more formally. We are planning to launch the fund in the third quarter of 2017 and are excited for its prospects.

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Glancing Back and Looking to the Future

We have one issue from previous management that we are still dealing with. We have an outstanding lawsuit against the former CEO for more than $350,000 in damages. Attempts to settle the lawsuit have been unsuccessful and as of this writing we are preparing for a trial. We will share more information when we are able to.

Putting that behind us, we are working to implement a new culture and attract a confederation of like-minded partners. At Sitestar we do not have and will not create a strategic plan at the corporate level. We do have a philosophy for how we empower our subsidiaries and an investment approach that filters opportunities. Within that framework we strive to remain flexible to adapt to changing realities.

At the corporate level our job is to allocate capital and ensure the subsidiaries are abiding by our audit and reporting requirements. The job of our subsidiaries is to generate cash. It really is as simple as that. Don’t let that simplicity trick you into thinking it is easy. Our operators and partners are faced with a wide range of decisions. They are given the freedom to make mistakes because that freedom also empowers them to do extraordinary things. These partners deserve our praise and appreciation. I hope you’ll pull them aside at our shareholder meeting and thank them for the work they do on behalf of shareholders.

We demand several things from our employees and outside partners. First and foremost, they must do what is right ethically. Great performance will not protect them if they wrongly take advantage of the company or its customers. They should be attracted to accountability since the only way we can improve is by being intellectually honest about results. It is our goal to attract people who are self-motivated; people who like challenges; and people who are lifetime learners. These employees and partners will be rewarded well for doing well for the company.

This is the culture we are implementing at Sitestar. The directors and I are excited to see where it leads in the future, and we are proud to be a part of the journey.

We welcome like-minded shareholders who share our focus on long term value creation. For our current shareholders, thank you for your support. We look forward to seeing you at the shareholder meeting on May 22.

Steven L. Kiel

Chief Executive Officer

March 24, 2017

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